Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to use in this Post-Effective Amendment No. 3 to Registration Statement (No. 333-127405) on Form S-11 of CB Richard Ellis Realty Trust (the “REIT”) of our report dated October 18, 2007 relating to our audit of the combined financial statement of revenue and certain expenses of the 30 building “Carolina Portfolio” for the year ended December 31, 2006, which was acquired by the REIT on August 30, 2007, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the captions “Selected Financial Data” and “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois

October 18, 2007